Exhibit 99.1

NEWS RELEASE

DATE:	November 23, 2009 4:30 p.m. E.S.T
CONTACT:	Archie M. Brown, Jr., President and CEO
MainSource Financial Group, Inc. 812-663-6734

Fourth Quarter Dividend Declared MainSource Financial Group — NASDAQ, MSFG

Archie M. Brown, Jr., President & Chief Executive Officer of MainSource Financial Group, Inc., announced today that the Board of Directors of MainSource Financial Group, Inc. has declared a dividend of $.01 per share payable on December 18, 2009, to the shareholders of record as of December 4, 2009.  This is a reduction from the $.05 per share dividend paid during the prior two quarters.

Mr. Brown stated “The board has determined that due to the continuing difficult economic conditions, including higher unemployment, and continued pressure on earnings as a result of higher loan loss provision expense, it is prudent to retain as much of our earnings as possible.  While our regulatory capital ratios are significantly higher than “well-capitalized” guidelines and we have continued to post operating earnings every quarter, we have not yet experienced improvement in credit quality.”

Mr. Brown continued “Further, in this current economic cycle, additional capital is proving to be a competitive advantage for banks.  Retaining our earnings is the lowest cost source of additional capital.  Having additional capital allows us to better meet the credit needs of the communities we serve, enables us to take advantage of opportunities created by the turmoil in the banking industry, and provides additional cushion in the event of further economic decline.  For all of these reasons, our Board determined that reducing the dividend to $.01 at this time is the appropriate decision.”

Finally, Mr. Brown noted “As the economic cycle improves and employment increases, we believe our credit performance and earnings will improve. While we recognize the importance of the dividend to many of our shareholders, we believe that our decision to reduce the dividend today should hasten the resumption of dividend payments at levels at which our loyal shareholders are more accustomed.”

About MainSource Financial Group, Inc.

MainSource Financial Group, Inc. is a community-focused, financial services holding company with assets exceeding $2.85 billion. The Company operates 85 banking offices through its two banking subsidiaries, MainSource Bank, Greensburg, Indiana, and MainSource Bank-Ohio, Troy, Ohio. The Company’s non-banking subsidiaries, MainSource Insurance, LLC and MainSource Title, LLC, provide related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.  Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.